SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D)

of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 30, 2012

University General Health System, Inc.

(a Nevada Corporation)

000-54064	71-0822436
(Commission File Number)	(IRS Employer Identification Number)

7501 Fannin Street

Houston, Texas 77054

(713) 375-7100

Hassan Chahadeh, M.D.

7501 Fannin Street

Houston, Texas 77054

(713) 375-7100

(Telephone number, including area code of agent for service)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01-	Entry Into Material Definitive Agreements

Private Placement of Preferred Stock and Warrants

On April 30, 2012, University General Health System, Inc. (the “Company”), entered into a securities purchase agreement (the “Securities Purchase Agreement”) with institutional investors (the “Purchasers”), for the private issuance and sale by the Company to the Purchasers an aggregate of 7,616 shares of the Company’s Series C Variable Rate Convertible Preferred Stock (the “Preferred Shares”) with each Preferred Share initially convertible into approximately 4,545 shares of the Company’s common Stock (the “Conversion Shares”) and warrants to purchase up to an aggregate of 17,309,094 shares of the Company’s Common Stock (the “Warrants”). The Preferred Shares were issued at an original issue discount. As such, for each $1,000 invested, a Purchaser will receive Preferred Shares with an aggregate stated value of $1,120. After deducting for fees and expenses, the aggregate net proceeds from the sale of the Preferred Shares and Warrants are expected to be approximately $3.1 million. The offering is expected to close on or about May 2, 2012, subject to satisfaction of customary closing conditions. du Pasquier & Co. acted as the Company’s placement agent in connection with the private placement.

Pursuant to the Certificate of Designation to create the Preferred Shares (the “Certificate of Designation”), the Preferred Shares may be converted at any time at the option of the Purchasers into shares of the Company’s Common Stock at a conversion price of $0.22. In addition, the holders of the Preferred Shares are entitled to receive dividends at a variable rate, initially set at 8% per annum, increasing to 16% per annum on November 1, 2013, further increasing to 20% per annum on February 1, 2014 and finally increasing to 25% on May 1, 2014. At any time after the six month anniversary of the date of issuance of the Preferred Shares, the Company has the right to redeem the Preferred Shares at a premium of 115%, subject to certain conditions as further described in the Certificate of Designation. Furthermore, at any time after the six month anniversary of the date of issuance of the Preferred Shares the Company has the right to require the Purchasers to convert their Preferred Shares in the event that the Company’s Common Stock meets certain trading premiums, and subject to other conditions, as further described in the Certificate of Designation.

Pursuant to the Securities Purchase Agreement, each Purchaser will be issued a Warrant, each to purchase up to a number of shares of the Company’s Common Stock equal to 100% of the Conversion Shares underlying the Preferred Shares issued to such Purchaser pursuant to the Securities Purchase Agreement. The Warrants have an initial exercise price of $0.26 per share, are exercisable immediately upon issuance and have a term of exercise equal to five years.

The Preferred Shares and Warrants both have full ratchet price protection and are subject to other adjustments, including the Company’s failure to obtain certain financial milestones in 2012, as further described in the Certificate of Designation.

The foregoing description of the Securities Purchase Agreement, Certificate of Designation and the Warrants does not purport to be complete and are qualified in their entirety by reference to the full text of each document. Copies of the Form of Warrant, Form of Certificate of Designation and the Form of Securities Purchase Agreement are attached as Exhibits 4.1, 4.2 and 10.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02 in its entirety. The Preferred Shares and Warrants are being offered and sold pursuant to an exemption from the registration requirements under Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The shares to be issued upon conversion of the Preferred Shares and exercise of the Warrants have not been registered under the Securities Act and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

In a separate transaction, effective April 30, 2012 the Company also completed a private placement transaction for the purchase of 35,950,000 shares of its Common Stock at a price of $0.14 per share from a group of accredited investors, resulting in net proceeds to the Company of approximately $5,000,000. The shares were issued without registration in reliance on the exemption in Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D thereunder. The Company believes the exemption is available because the offering was made solely and only to such accredited investors without any public offering or solicitation.

Item 3.03 Material Modification to Rights of Security Holders.

The disclosure provided above in Item 1.01 is incorporated by reference into this Item 3.03.

The Company will file the Certificate of Designation with the Secretary of State of the State of Nevada, in the form attached as Exhibit 4.2 to this Current Report on Form 8-K. The Certificate of Designation will create and specify the rights of the Series C Variable Rate Convertible Preferred Stock of the Company, including the terms and conditions on which shares of such preferred stock would convert into shares of Common Stock of the Company.

Item 9.01 – Financial Statements and Exhibits

EXHIBIT	DESCRIPTION

4.1	Form of Common Stock Warrant

4.2	Form of Certificate of Designation Of Preferences, Rights And Limitations Of Series C Variable Rate Convertible Preferred Stock

10.1	Form of Securities Purchase Agreement, dated as of April 30, 2012

99.1	Press Release of May 1, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

University General Health System, Inc.

Date: May 2, 2012	By:	/s/ Hassan Chahadeh, M.D.
Name: Hassan Chahadeh, M.D. Title: Chairman of the Board